Monaker Group, Inc. S-3

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference of our firm under the caption “Experts” in this registration statement (Form S-3) of Monaker Group, Inc. and to the incorporation by reference of our report dated June 7, 2021 relating to the consolidated financial statements, which appears in Monaker Group, Inc. Form 10-K for the year ended February 28, 2021. Our report contains explanatory paragraph regarding the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TPS Thayer LLC

TPS Thayer LLC

Sugar Land, Texas

June 25, 2021